Exhibit 99.1

PRESS RELEASE

AEON Biopharma Announces Clinical Update and Productive End-of-Phase 2 Meeting with FDA on ABP-450 (prabotulinumtoxinA) for the Preventive Treatment of Migraine

– FDA and AEON align on the design and endpoints for the proposed pivotal Phase 3 trials for the preventive treatment of both episodic and chronic migraine –

– An interim analysis from the ongoing Phase 2 study in chronic migraine will now be conducted and data are expected in Q2 2024; previously stated timeline for top-line data on the complete cohort remains on track for Q3 2024 –

IRVINE, Calif., March 19, 2024 – AEON Biopharma, Inc. (“AEON” or the “Company”) (NYSE: AEON, AEON WS), a clinical-stage biopharmaceutical company focused on developing a proprietary botulinum toxin complex for the treatment of multiple debilitating medical conditions, today announced a productive end-of-Phase 2 (EOP2) meeting with the U.S. Food and Drug Administration (FDA) following the Phase 2 data in episodic migraine previously released in October 2023, that supports advancing ABP-450 (prabotulinumtoxinA) injection into the proposed pivotal Phase 3 program. As part of the updated development plan, the Company will now conduct an interim analysis of the ongoing Phase 2 study of ABP-450 for the preventive treatment of chronic migraine and anticipates releasing the data in the second quarter of 2024.

“We are pleased to announce a productive end-of-Phase 2 meeting with the FDA, during which we aligned on the proposed study design and the primary endpoint for the pivotal Phase 3 program with ABP-450 injection for the preventive treatment of episodic and chronic migraine,” commented Marc Forth, President and Chief Executive Officer of AEON. “The insights from our Phase 2 study in episodic migraine were well received by regulators and provide an exciting next step to conduct an interim analysis of the ongoing Phase 2 program in chronic migraine with the same primary endpoint we plan to utilize in the proposed Phase 3 trials. With data from over 300 participants that have completed the two 12-week treatment cycles, the interim analysis of the Phase 2 study in chronic migraine is statistically powered to show efficacy.”

“We are excited to announce the advancement of our migraine program. The dedication and hard work of our clinical and regulatory teams have been essential in bringing us to this point, and we are incredibly thankful for their efforts,” commented Marc Forth, President and Chief Executive Officer of AEON. “We extend our sincere thanks to the patients, caregivers, and investigators who dedicated their time and effort to participate in our Phase 2 study focusing on episodic and chronic migraine.”

The ongoing Phase 2 study will evaluate the efficacy and safety of ABP-450 for the prevention of chronic migraine in adults who suffer from 15 or more headache days per month and at least 8 migraine days per month. In December 2023, the study completed the enrollment of 492 patients across approximately 50 sites in the United States, Canada, and Australia. Patients have at least a one-year history of migraine (with or without aura) according to the ICHD-3 (2018) definition and diagnostic criteria. Study subjects were randomized evenly across a low-dose group receiving 150 units of ABP-450, a high dose group receiving 195 units of ABP-450, and a placebo group. All patients will receive two treatment cycles 12 weeks apart utilizing the Company’s patented treatment paradigm (U.S. Patent No. 11,826,405) involving fewer injections than the current botulinum toxin treatment option for migraine.

The interim analysis will include approximately 100 chronic migraine patients in each of the three arms that have completed the two 12-week treatment cycles. At the end of Phase 2 (EOP2) meeting, the FDA confirmed the primary endpoint to evaluate the change in mean monthly migraine days (MMD) across the entire second injection cycle (weeks 13-24) relative to the 4-week baseline period, as compared to placebo. The EOP2 meeting also confirmed the use of this same primary endpoint for the final analysis of the Phase 2 chronic migraine cohort, as well as for the planned Phase 3 studies in the prevention of both episodic migraine and chronic migraine. This 12-week evaluation period (weeks 13-24) will also flow through to the secondary endpoints and was based on the improved effect observed in the Phase 2 episodic

Exhibit 99.1

PRESS RELEASE

migraine study. The key secondary outcome measures for the chronic migraine group will include the percentage of patients achieving a reduction of ≥50% in MMD from the 4-week baseline period to Weeks 13 to 24 treatment period, the percentage of patients achieving a reduction of ≥75% in MMD from the 4-week baseline period to Weeks 13 to 24 treatment period, the change in mean monthly headache days (MHD) from the 4-week baseline period to Weeks 13 to 24 treatment period, and overall mean change from baseline in MHD throughout the study.

About Migraine

Migraine is a complex neurological disease characterized by recurrent episodes of headaches that affects approximately 40 million people in the United States and approximately a billion people worldwide, making migraine the third most prevalent illness in the world. Patients that live with migraine experience symptoms that include recurring throbbing headache pain, nausea, vomiting, and sensitivity to light, sound, touch and smell. Migraine can be categorized as episodic migraine or chronic migraine. The Company projects that approximately 9.4 million Americans live with episodic migraine, which is characterized by fewer than 15 headache days per month and between 6 to 14 migraine days per month, but each individual attack can be just as debilitating.

About ABP-450 (prabotulinumtoxinA) Injection

ABP-450 contains a 900 kDa botulinum toxin type-A complex produced by the bacterium Clostridium botulinum. The active part of the botulinum toxin is the 150 kDa component, and the remaining 750 kDa of the complex is made up of accessory proteins that the Company believes help with the function of the active portion of the botulinum toxin. When injected at therapeutic levels, ABP-450 blocks peripheral acetylcholine release at presynaptic cholinergic nerve terminals by cleaving SNAP-25, a protein integral to the successful docking and release of acetylcholine from vesicles situated within the nerve endings leading to denervation and relaxation of the muscle.

About AEON Biopharma

AEON is a clinical stage biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. AEON recently completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia, released topline data from its Phase 2 study of ABP-450 for the preventive treatment of episodic migraine, and has an ongoing Phase 2 study of ABP-450 for the preventive treatment of chronic migraine. ABP-450 is the same botulinum toxin complex that is currently approved and marketed for cosmetic indications by Evolus under the name Jeuveau. ABP-450 is manufactured by Daewoong in compliance with current Good Manufacturing Practice, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, or the FDA, Health Canada and European Medicines Agency, or EMA. AEON has exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. The Company has built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization. To learn more about AEON and the development of its uniquely positioned therapeutic neurotoxin, visit www.aeonbiopharma.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or AEON’s future financial or operating performance. For example, statements regarding AEON’s expected capital resources and liquidity needs and the anticipated timing of AEON’s clinical results are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "plan", "possible", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the

Exhibit 99.1

PRESS RELEASE

negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by AEON and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the outcome of any legal proceedings that may be instituted against AEON or others; (ii) AEON’s future capital requirements, including with respect to potential obligations pursuant to the forward purchase agreements; (iii) AEON’s ability to raise financing in the future; (iv) AEON’s ability to continue to meet continued stock exchange listing standards; (v) the possibility that AEON may be adversely affected by other economic, business, regulatory, and/or competitive factors; and (vi) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AEON does not undertake any duty to update these forward-looking statements.

Contacts

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Source: AEON Biopharma